SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                    FORM 8-K

                                 CURRENT REPORT

                        PURSUANT TO SECTION 13 OR 15 (D)
                                     of  the
                         SECURITIES EXCHANGE ACT OF 1934

     Date of Report:   June 1, 2006           Commission File No. 000-28813

                            NEW CENTURY ENERGY CORP.
             (Exact name of registrant as specified in its charter)

                                    COLORADO
         (State or other jurisdiction of incorporation or organization)

                                   93-1192725
                      (IRS Employer Identification Number)

                           5851 SAN FELIPE, SUITE 775
                              HOUSTON, TEXAS 77057
                    (Address of principal executive offices)

                                 (713) 266-4344
                               (Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM  1.01  ENTRY  INTO  A  MATERIAL  DEFINITIVE  AGREEMENT.

On June 1, 2006, New Century Energy Corp. (the "Company," "we," "us"), entered into a Letter of Intent, to purchase certain oil and gas interests in McMullen County, Texas, from LARA Energy, Inc. and J&P Family Properties, Ltd. ("the Sellers"), which interests total a 12.5% working interest in certain developed and undeveloped oil and gas mineral leases totaling 9,167 acres in McMullen County, Texas (the "Letter of Intent"). The Letter of Intent provides for the purchase price of the interests to be $4,450,000. The effective date of the purchase of the interests will be December 1, 2005. The closing of the purchase is to occur on or before August 1, 2006 (the "Closing"), pursuant to the terms of the Letter of Intent, subject to both parties entering into a mutually acceptable definitive Purchase and Sale Agreement prior to Closing.

In connection with the Letter of Intent, we paid the Sellers a deposit of $200,000 for the purchase, and agreed to pay the balance of the purchase price to the Sellers at the Closing. If the transaction does not close by August 1, 2006, the Company may lose its deposit unless the reason for the transaction not closing is due to specified criteria in the Letter of Intent.

Assuming the Closing of the transaction, we will then own approximately up to 100% working interest in the 9,167 acres of undeveloped and developed oil and gas leases in McMullen County, Texas. We already own approximately up to an 87.5% working interest in such properties through Gulf Coast Oil Corporation ("Gulf Coast"), our wholly owned subsidiary, which interests were purchased by Gulf Coast in April 2006.

The Company needs to raise additional capital in order to close this transaction. The Company has initiated discussions with a financing source to fund this transaction, but no assurance can be provided that an agreement will be finalized.

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS, CHANGE IN FISCAL YEAR.

The Company filed Articles of Amendment ("Amendment") to its Articles of Incorporation with the Secretary of State of Colorado, on June 12, 2006, to increase its authorized shares, reauthorize the par value of its common stock, reauthorize its preferred stock and to reauthorize the par value of its preferred stock. The Amendment increased the authorized shares of the Company to Two Hundred Million (200,000,000) shares of common stock, re-authorized the par value of $0.001 per share of common stock, re-authorized Twenty Million (20,000,000) shares of preferred stock, and re-authorized the par value of $0.001 per share of preferred stock ("Preferred Stock").

Shares of Preferred Stock of the Company may be issued from time to time in one or more series, each of which shall have such distinctive designation or title as shall be determined by the Board of Directors of the Company ("Board of Directors") prior to the issuance of any shares thereof. Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The number of authorized shares of

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Preferred  Stock  may  be  increased  or  decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of the capital stock of the Company entitled to vote generally in the election of the directors (the "Voting Stock"), voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

The Amendment was approved at the Company's Special Meeting of Shareholders, held on June 12, 2006 (the "Meeting"). The number of shares of common stock of the Company outstanding as of the record date, May 9, 2006, was 55,810,612 shares. The number of shares of common stock which were represented at the Meeting were 37,500,000 shares of common stock, representing approximately 67% of the Company's outstanding common stock, which shares represented a quorum of the Company's common stock. All 37,500,000 shares of common stock represented at the Meeting voted unanimously to approve the filing of the Amendment.


ITEM  9.01  FINANCIAL  STATEMENTS  AND  EXHIBITS.

(c) Exhibits.

Exhibit No.    Description.
-----------    ------------
3.1*           Articles of Amendment to the Company's Articles of Incorporation,
               increasing the Company's authorized common stock to 200,000,000 shares

* Filed herewith.



                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 NEW CENTURY ENERGY CORP.
                                 ------------------------

                                 /s/ Edward R. DeStefano
                                 ------------------------
                                 Edward R. DeStefano,
                                 President

                                 Date: June 14, 2006

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